Exhibit 99.1

NEWS BULLETIN
    FROM:
 CalAmp Logo


FOR IMMEDIATE RELEASE

             CalAmp Reports Fiscal 2008 Second Quarter Results


OXNARD, Calif., October 11, 2007--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless communications products, today reported results for its fiscal 2008 second quarter ended August 31, 2007. Key elements include:

     Second quarter revenues of $32.7 million, GAAP loss from continuing operations of $0.14 per diluted share and Adjusted Basis (non-GAAP) loss from continuing operations of $0.08 per diluted share.

     Wireless DataCom second quarter revenues of $22.8 million nearly 50% higher than prior year.

     Completed the sale of the TelAlert software business in a transaction valued at approximately $9.4 million.

"Similar to last quarter, our operating results were driven by the continued strength of our Wireless DataCom Division, which generated revenues of $22.8 million-a 46% increase compared to the same period last year," commented Fred Sturm, CalAmp's President and Chief Executive Officer. "During the second quarter, the Wireless DataCom Division benefited from contributions by the recent acquisitions of SmartLink Radio Networks and AirIQ's Vehicle Tracking business. Furthermore, we are pleased that several new wireless communications products that the Company recently developed and launched earlier in calendar year 2007 for mobile resource management (MRM) applications are achieving increased market penetration and are producing solid revenue growth. We continue to believe that our wireless datacom business provides significant growth opportunities and enhances CalAmp's overall profitability and competitiveness."

Regarding the previously announced product performance issues with a key DBS customer that resulted in the customer suspending orders for new products, Mr. Sturm stated, "We are still in discussions with this customer working towards resolution of this matter, and although it is taking longer than previously anticipated, we expect that we will soon achieve that resolution and resume making volume shipments to this customer."


Fiscal 2008 Second Quarter Results

Total revenue for the fiscal 2008 second quarter was $32.7 million compared to $54.6 million for the second quarter of fiscal 2007. Lower revenue from the Satellite Division in the latest quarter was partially offset by growth in the Company's Wireless DataCom Division, which was driven by recent acquisitions and organic growth.

The net loss for the fiscal 2008 second quarter was $4.4 million or $0.19 per diluted share compared to net income of $1.2 million or $0.05 per diluted share for the second quarter of last year. As noted above, during the fiscal 2008 second quarter, the Company completed the sale of its TelAlert software business, the last remaining business within the Solutions Division, in a transaction valued at approximately $9.4 million. The operating results of the Solutions Division have been presented in the accompanying consolidated statement of operations as a discontinued operation for all periods presented. Excluding the effect of discontinued operations, the fiscal 2008 second quarter loss from continuing operations was $3.3 million or $0.14 per diluted share compared to income from continuing operations of $1.7 million, or $0.07 per diluted share, for the same period last year.

The Adjusted Basis (non-GAAP) loss from continuing operations for the fiscal 2008 second quarter was $2.0 million or $0.08 per diluted share compared to Adjusted Basis income from continuing operations of $2.8 million or $0.12 per diluted share for the same period last year.
Adjusted Basis income (loss) from continuing operations excludes the impact of amortization of intangible assets, stock-based compensation expense and write-off of acquired in-process research and development costs, each net of tax where applicable. A reconciliation of the GAAP basis income (loss) from continuing operations to Adjusted Basis income
(loss) from continuing operations is provided in the table at the end of this press release. Excluding the effect of discontinued operations, both GAAP-basis EPS and Adjusted Basis (non-GAAP) EPS for the fiscal 2008 second quarter would have been within previously announced guidance.

Gross profit for the fiscal 2008 second quarter was $6.3 million, or 19.3% of revenues compared to $12.7 million or 23.2% of revenues for the same period last year. The reduction in gross profit and gross margin were primarily the result of lower sales of Satellite Division products.

Liquidity

At August 31, 2007, the Company had total cash of $8.4 million, with $32.8 million in total outstanding debt. As previously disclosed, the loss recorded in the first quarter of fiscal 2008 has caused the Company to become noncompliant with the financial covenants under the Company's bank credit agreement that preclude additional borrowing under the revolving credit facility until the Company is able to obtain a waiver from its lenders and/or an amendment of the credit agreement. The Company is in discussions with its lenders to resolve the issue. In the near term the Company believes that it has sufficient liquidity such that the restriction on borrowing under the revolving credit facility will not materially affect its operations. However, if the lenders are unwilling to agree to a waiver or an amendment or exercise their rights to accelerate borrowings outstanding under the credit agreement, the inability to borrow under the revolving credit facility and/or the acceleration of such indebtedness could materially adversely affect the Company's financial position and operations, including its ability to fund its currently anticipated working capital and capital expenditure needs.

Because the lenders have the right to call the loan until such time as a waiver is obtained, the entire $32.8 million outstanding balance of the bank loan is classified as a current liability in the August 31, 2007 balance sheet.

Net cash used in operating activities was $2.1 million for the six months ended August 31, 2007. Inventory was $27.0 million at the end of the second quarter, representing annualized turns of approximately 4 times. Accounts receivable outstanding of $24.8 million at the end of the second quarter represents a 67 day average collection period.

Business Outlook

Commenting on the Company's business outlook, Mr. Sturm said, "Based on our current forecast, we believe fiscal 2008 third quarter consolidated revenues will be in the range of $32 to $35 million, with a loss from continuing operations in the range of $0.07 to $0.11 per diluted share. The Adjusted Basis (non-GAAP) loss from continuing operations for the second quarter, which excludes amortization of intangible assets, stock-based compensation expense and write-off of acquired research and development costs - each net of tax - is expected to be $0.01 to $0.05 per diluted share. During the third quarter, we expect revenue contributions from our Wireless DataCom Division in the range of $22 million to $25 million."

Conference Call, Webcast and Form 10-Q Filing

A conference call and simultaneous webcast to discuss fiscal 2008 second quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. The live webcast of the call is available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

CalAmp's President and CEO Fred Sturm and CFO Rick Vitelle will host the conference call. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

The reader is also referred to the Company's Quarterly Report on Form 10-Q, filed today with the Securities and Exchange Commission.

About CalAmp Corp.

CalAmp is a leading provider of wireless communications products that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is a supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless data communication solutions for the telemetry and asset tracking markets, private wireless networks, public safety communications and critical infrastructure and process control applications. For additional information, please visit the Company's website at www.calamp.com.

Forward-Looking Statement

Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, product demand, increased competition, competitive pricing and continued pricing declines in the DBS market, the timing of customer approvals of new product designs, operating costs, the Company's ability to efficiently and cost-effectively integrate its acquired businesses, the Company's ability to obtain a waiver from the lenders under its bank credit agreement of the event of default under the credit agreement, the Company's ability to successfully requalify with respect to the sale of newer generation products to one of its key DBS customers, the risk that the ultimate cost of resolving a product performance issue with that DBS customer may exceed the amount of reserves established for that purpose, and other risks or uncertainties that are described in the Company's fiscal 2007 Annual Report on Form 10-K on May 17, 2007 today with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:                   AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                      Lasse Glassen
Chief Financial Officer           General Information
(805) 987-9000                    (213) 486-6546
                                  lglassen@frbir.com



                     -Financial Tables to Follow-

                                 CAL AMP CORP.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Unaudited, in thousands except per share amounts)


                                    Three Months Ended    Six Months Ended
                                       August 31,             August 31,
                                   ------------------     -----------------
                                     2007      2006       2007        2006
                                    ------    ------     ------      ------
Revenues                          $ 32,668   $ 54,629    $ 79,061   $ 97,586

Cost of revenues                    26,353     41,973      78,132     74,842
                                   -------    -------     -------    -------

Gross profit                         6,315     12,656         929     22,744

Operating expenses:
  Research and development           3,795      3,613       8,114      6,119
  Selling                            2,373      2,067       4,642      2,724
  General and administrative         3,457      2,600       6,659      4,655
  Intangible asset  amortization     1,558      1,150       3,302      1,309
  In-process research
    and development                     -          -          310      6,850
                                   -------    -------     -------    -------
                                    11,183      9,430      23,027     21,657
                                   -------    -------     -------    -------
Operating income (loss)             (4,868)     3,226     (22,098)     1,087

Non-operating income (expense), net   (507)      (237)     (1,090)       727
                                   -------    -------     -------    -------

Income (loss) from continuing
 operations before income taxes     (5,375)     2,989     (23,188)     1,814

Income tax benefit (provision)       2,117     (1,291)      8,985     (3,525)
                                   -------    -------     -------    -------
Income (loss) from continuing
  operations                        (3,258)     1,698     (14,203)    (1,711)

Loss from discontinued
  operations, net of tax              (180)      (463)       (597)   (31,105)(a)

Loss on sale of discontinued
  operations, net of tax              (935)        -         (935)        -
                                   -------    -------     -------    -------
Net income (loss)                 $ (4,373)  $  1,235    $(15,735)  $(32,816)
                                   =======    =======     =======    =======

Basic and diluted earnings
(loss) per share:
  Income (loss) from continuing
    operations                      $(0.14)    $ 0.07      $(0.60)    $(0.07)
  Loss from discontinued
    operations                       (0.01)     (0.02)      (0.03)     (1.34)
  Loss on sale of discontinued
    operations                       (0.04)        -        (0.04)        -
                                    ------     ------      ------     ------
Total basic and diluted
  earnings (loss) per share         $(0.19)    $ 0.05      $(0.67)    $(1.41)
                                    ======     ======      ======     ======

Shares used in per share calculations:
  Basic                             23,623     22,337      23,612     23,230
  Diluted                           23,623     23,689      23,612     23,230



(a) Includes a goodwill and intangible asset impairment charge of $29.8 million on discontinued operations in the quarter ended May 31, 2006.

                                    CAL AMP CORP.
                           BUSINESS SEGMENT INFORMATION
                (Unaudited, in thousands except per share amounts)


                                  Three Months Ended     Six Months Ended
                                      August 31,             August 31,
                                  ------------------     -----------------
                                   2007      2006       2007        2006
                                  ------    ------     ------      ------
Revenue
  Satellite Division            $  9,851    $ 38,955   $ 32,882     $ 73,046
  Wireless DataCom Division       22,817      15,674     46,179       24,540
                                 -------     -------    -------      -------
    Total revenue               $ 32,668    $ 54,629   $ 79,061     $ 97,586
                                 =======     =======    =======      =======

Gross profit (loss)
  Satellite Division            $ (1,835)(a)$  6,123   $(15,751)(a) $ 13,047
  Wireless DataCom Division        8,150       6,533     16,680        9,697
                                 -------     -------    -------      -------
    Total gross profit          $  6,315    $ 12,656   $    929     $ 22,744
                                 =======     =======    =======      =======

Operating income (loss)
  Satellite Division            $ (3,064)(a)$  4,232   $(18,295)(a) $  9,249
  Wireless DataCom Division         (500)(b)     523     (1,146)(b)   (5,351)(c)
  Corporate expenses              (1,304)     (1,529)    (2,657)      (2,811)
                                 -------     -------    -------      -------
Total operating income (loss)   $ (4,868)   $  3,226   $(22,098)    $  1,087
                                 =======     =======    =======      =======

 (a) Includes charges for estimated product warranty and related costs in the three and six-month periods ended August 31, 2007 of $1.5 million and $17.8 million, respectively.

 (b) Includes a goodwill and intangible asset impairment charge of $29.8 million on discontinued operations in the quarter ended May 31, 2006.

 (c) Includes a charge of $6.85 million in the quarter ended May 31, 2006 for the write-off of in-process research and development costs associated with the acquisition of Dataradio.

                                  CAL AMP CORP.
                            CONSOLIDATED BALANCE SHEETS
                            (Unaudited - In thousands)

                                                    August 31,   February 28,
                                                      2007           2007
                                                    --------       --------

                    Assets
Current assets:
  Cash and cash equivalents                         $  8,370        $ 37,537
  Accounts receivable, net                            24,837          38,439
  Inventories                                         26,987          25,729
  Deferred income tax assets                           1,817           4,637
  Prepaid expenses and other current assets           13,124           7,182
                                                    --------        --------
     Total current assets                             75,135         113,524

Equipment and improvements, net                        5,952           6,308
Deferred income tax assets, less current portion       6,828             -
Goodwill                                             100,602          90,001
Other intangible assets, net                          27,539          18,643
Other assets                                           4,550           1,227
                                                    --------        --------
                                                    $220,606        $229,703
                                                    ========        ========
    Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                 $ 32,782        $  2,944
  Accounts payable                                    14,184          26,186
  Accrued payroll and employee benefits                3,194           3,478
  Accrured warranty costs                             11,449           1,295
  Other accrued liabilities                           11,193           2,799
  Deferred revenue                                     5,659           1,935
                                                    --------        --------
     Total current liabilities                        78,461          38,637
                                                    --------        --------
Long-term debt, less current portion                     -            31,314
                                                    --------        --------
Deferred income tax liabilities                          -             7,451
                                                    --------        --------
Other non-current liabilities                          4,701           1,050
                                                    --------        --------
Stockholders' equity:
  Common stock                                           236             232
  Additional paid-in capital                         140,423         139,175
  Retained earnings (accumulated deficit)             (2,735)         13,000
  Accumulated other comprehensive loss                  (480)         (1,160)
                                                    --------        --------
     Total stockholders' equity                      137,444         151,251
                                                    --------        --------
                                                    $220,606        $229,703
                                                    ========        ========


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                                    CAL AMP CORP.
                            CONSOLIDATED CASH FLOW STATEMENTS
                                (Unaudited - In thousands)

                                                           Six Months Ended
                                                              August 31,
                                                          ------------------
                                                          2007         2006
                                                          ----         ----

Cash flows from operating activities:
    Net loss                                           $(15,735)    $(32,816)
    Depreciation and amortization                         5,201        3,111
    Stock-based compensation expense                      1,027        1,073
    Write-off of in-process research and
     and development costs                                  310        6,850
    Impairment loss                                         -         29,848
    Excess tax benefit from stock-based compensation        (55)        (258)
    Deferred tax assets, net                            (14,388)        (261)
    Loss on sale of discontinued operations,
     net of tax                                             935          -
    Gain on sale of investment                             (331)         -
    Changes in operating working capital                 20,934       (7,636)
    Other                                                    (2)          58
                                                       --------     --------
       Net cash used in operating activities             (2,104)         (31)
                                                       --------     --------

Cash flows from investing activities:
    Capital expenditures                                   (920)      (1,382)
    Proceeds from sale of property and equipment              4           16
    Proceeds from sale of investment                      1,045          -
    Proceeds from sale of discontinued operations         4,000          -
    Acquisition of Aircept                              (19,315)         -
    Acquistion of SmartLink                              (7,944)         -
    Cash restricted for repayment of debt                (3,309)         -
    Acquisition of Dataradio net of cash acquired           -        (48,038)
    Acquisition of TechnoCom product line                   -         (2,478)
    Proceeds from Vytek escrow distribution                 -            480
                                                       --------     --------
       Net cash used in investing activities            (26,439)     (51,402)
                                                       --------     --------

Cash flows from financing activities:
    Proceeds from long-term debt                            -         38,000
    Debt repayments                                      (1,476)      (7,658)
    Proceeds from stock option exercises                    157          533
    Excess tax benefit from stock-based compensation         55          258
                                                       --------     --------
       Net cash provided (used) by financing activities  (1,264)      31,133
                                                       --------     --------
Effect of exchange rate changes on cash                     640            2
                                                       --------     --------

Net change in cash and cash equivalents                 (29,167)     (20,298)

Cash and cash equivalents at beginning of period         37,537       45,783
                                                       --------     --------
Cash and cash equivalents at end of period             $  8,370     $ 25,485
                                                       ========     ========

                                     CAL AMP CORP.
                           NON-GAAP EARNINGS RECONCILIATION
                (Unaudited, in thousands except per share amounts)


Non-GAAP Earnings Reconciliation
--------------------------------

"GAAP" refers to financial information presented in accordance with Generally Accepted Accounting Principles in the United States. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Income (Loss) from Continuing Operations and Diluted Income
(Loss) from Continuing Operations Per Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Income (Loss) from Continuing Operations and Diluted Income (Loss) from Continuing Operations Per Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Income (Loss) from Continuing Operations to Adjusted Basis Income (Loss) from Continuing Operations is as follows:


                                        Three Months          Six Months
                                           Ended                 Ended
                                         August 31,            August 31,
                                       -------------         -------------
                                        2007    2006         2007     2006
                                       -----   -----        -----    -----

GAAP Basis Income (Loss) from
 Continuing Operations               $(3,258)   $1,698    $(14,203)  $(1,711)

Adjustments to reconcile to
 Adjusted Basis Income (Loss)
 from Continuing Operations:

 Amortization of intangible assets,
   net of tax                            954       682       2,022       776
  Stock-based compensation expense,
   net of tax                            331       387         629       636

  In-process R&D, net of tax
   in fiscal 2008                         -         -          190     6,850
                                     -------   -------     -------   -------
Adjusted Basis Income (Loss)
 from Continuing Operations          $(1,973)  $ 2,767    $(11,362)  $ 6,551
                                     =======   =======     =======   =======
Adjusted Basis Income (Loss)
 from Continuing Operations
 per diluted share                   $ (0.08)  $  0.12    $  (0.48)  $  0.28

Weighted average common shares
  outstanding on diluted basis         23,623   23,689      23,612    23,230


Reconciling items that are not treated as tax deductible in computing the GAAP basis income tax provision (in-process research and development in fiscal 2007) are not tax-effected in the Non-GAAP Earnings Reconciliation. The remaining reconciling items are tax-effected using an adjusted year-to-date effective income tax rate that is computed by excluding from pretax income (loss) those reconciling items that are not treated as tax deductible in computing the GAAP basis income tax provision. The computation of the adjusted year-to-date effective income tax rate is as follows:


                                                           Six Months Ended
                                                              August 31,
                                                          ------------------
                                                          2007          2006
                                                          ----          ----
Income (Loss) from Continuing Operations Before
 Income Taxes, as reported                             $(23,188)      $ 1,814
Add back nondeductible items:
 In-process research and development in fiscal 2007         -           6,850
                                                        -------       -------
Pretax income before nondeductible items                (23,188)        8,664
Income tax benefit (provision) as reported                8,985        (3,525)
                                                        -------       -------
Year-to-date effective income tax rate as adjusted        38.8%         40.7%
                                                        =======       =======




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